Exhibit (a)(1)

i2 TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS WITH AN EXERCISE PRICE PER

SHARE OF $45.00 OR HIGHER FOR RESTRICTED STOCK UNITS

APRIL 26, 2006

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., CENTRAL TIME, ON MAY 31, 2006,

UNLESS THE OFFER IS EXTENDED.

i2 Technologies, Inc. (“i2”, “we” or “us”) is offering eligible employees of i2 and our subsidiaries the opportunity to exchange outstanding stock options (the “Eligible Options”) to purchase shares of our common stock which were granted to them under the stock option plans listed below with exercise prices per share equal to or greater than $45.00 for restricted stock units that will represent the right to receive shares of our common stock upon vesting.

Eligible Options have been granted under the following stock option plans (individually, a “Plan” and collectively, the “Option Plans”):

(1)	i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”);

(2)	i2 Technologies, Inc. 2001 Non-Officer Stock Option/Stock Issuance Plan;

(3)	Aspect Development, Inc. 1992 Stock Option Plan;

(4)	Aspect Development, Inc. 1997 Nonstatutory Stock Option Plan;

(5)	SMART Technologies, Inc. 1996 Stock Option/Stock Issuance Plan; and

(6)	InterTrans Logistics Solutions Limited 1997 Stock Incentive Plan.

The eligible employees for purposes of this Offer are limited to all current employees of i2 or our subsidiaries (excluding those who have resigned or given or received a written notification of their termination at any time before the expiration date of the Offer). The Chairman of our Board, Sanjiv S. Sidhu, has never been granted any options and our Chief Executive Officer, Michael J. McGrath, and Chief Financial Officer, Michael J. Berry, will not participate in the Offer. Members of our Board of Directors and our contractors are not eligible to participate in the Offer. Options that you have transferred to a former spouse, a family member or to a trust that you have established for family members are not eligible to participate in the Offer.

For each Eligible Option you tender that we accept for exchange, we will grant you restricted stock units under our 1995 Plan, but only if you continue to be an employee of i2 or one of our subsidiaries through the date we accept and cancel the tendered option.

The number of restricted stock units you will receive in exchange for any tendered Eligible Option will be based on the per share exercise price of the tendered option and will in all events be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock units to be received in exchange for tendered, accepted and cancelled options is described in Question 15.

Each restricted stock unit represents the right to receive one share of our common stock upon vesting. Restricted stock units are subject to forfeiture and other restrictions until they vest. Upon vesting, the shares of common stock underlying the vested restricted stock units will be issued to you, subject to the collection of all applicable withholding taxes and payments. The issued shares will be freely tradable, subject to our insider trading policies and any other market blackout periods i2 may impose from time to time.

In December 2005, the vesting of the Eligible Options was accelerated in full. Notwithstanding such accelerated vesting of your Eligible Options, the restricted stock units issued in this Offer will be subject to a new vesting schedule tied to your continued service with i2 and its subsidiaries as follows: (1) fifty percent (50%) of the restricted stock units will vest on May 15, 2007, provided you remain in continuous service with i2 or a subsidiary through such date and (2) the remaining fifty percent (50%) of the restricted stock units will vest on May 15, 2008, provided you remain in continuous service with i2 or a subsidiary through such date. You will not be given any vesting credit for services rendered prior to the date the restricted stock units are granted. Further, the restricted stock units will not include provisions for accelerated vesting as a result of involuntary termination of employment following a change in control involving i2 or a sale of all or substantially all of i2’s assets (as was the case with options granted by us prior to January 16, 2001 or under certain severance arrangements). In addition, some Eligible Options granted under stock plans of companies we acquired may have provided for accelerated vesting upon a change of control or a subsequent termination of employment, which provisions will not be included in the terms of the restricted stock units. Accordingly, restricted stock units will have a less favorable vesting schedule than the Eligible Option that they replace.

You are not required to accept the Offer and participation is entirely voluntary. However, if you decide to tender one or more of your Eligible Options, then you must tender all of your Eligible Options. We will not accept a tender of less than all of your Eligible Options.

The restricted stock units will be granted on the date we accept for cancellation your tendered Eligible Options. Subject to satisfaction of the conditions to the Offer, we currently intend to accept the tendered Eligible Options for cancellation on the date this Offer expires, which we expect will be on May 31, 2006, unless we decide to extend this Offer. All Eligible Options tendered for exchange and accepted by us pursuant to the Offer will be cancelled. If you do not tender your Eligible Options, such options will remain outstanding and you will continue to hold such options in accordance with their terms. We anticipate that we will accept all Eligible Options properly tendered.

The Offer is subject to the conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of Eligible Options being tendered.

As of April 18, 2006, Eligible Options to purchase 1,204,847 shares of our common stock were outstanding under the Option Plans.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange. The Offer is entirely voluntary and you must make your own decision whether to participate in the offer and exchange any of your Eligible Options, taking into account your own personal circumstances and preferences. It is possible that the value of the shares of our common stock you receive upon vesting of the restricted stock units will be less than the net value (after taking into account the exercise price) of the shares you could acquire in the future by exercising your fully vested Eligible Options. (See Certain Risks of Participating in this Offer on page 13.)

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “ITWO.” On April 18, 2006, the closing sale price of our common stock on the Nasdaq National Market was $17.29 per share. The market price of our common stock has declined substantially over the last several years and has been subject to high volatility. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Offer and tender for exchange any of your Eligible Options.

For additional information or assistance, you can contact our Stock Plan Administrator at (469) 357-3444 or send your questions via email to OptionExchange@i2.com. To ensure that all eligible employees receive pertinent information regarding the Offer, we may answer questions of general interest which are received by us at OptionExchange@i2.com in a response which will be publicized to all eligible participants in the Offer.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO or in the related Election/Change of Election Form. If anyone makes any representation or gives you any information that is different from the representations and information contained in the Offer to Exchange, the related Tender Offer Statement on Schedule TO and the Election/Change of Election Form, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Exchange, the related Tender Offer Statement on Schedule TO and the related Election/Change of Election Form or in other materials to which we have referred you.

The Offer to Exchange has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT INFORMATION

If you wish to tender your Eligible Options for exchange, you must timely complete and sign the Election/Change of Election Form in accordance with its instructions using the Option Exchange Application on the Lotus Notes database tool. You can navigate to the Option Exchange Application by logging on to http://i2corpapps1.i2.com/i2dbs/grant.nsf using your confidential Lotus Internet user id and password. If you do not have access to the Lotus Notes database, you must request a paper copy of the Election/Change of Election Form (by sending an email to OptionExchange@i2.com) and then complete, execute and send your Election/Change of Election Form to us by mail at i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration, or by facsimile to (469) 357-3122, Attn.: Stock Administration. We are requiring that all hard copies of Election/Change of Election Forms be physically received via mail or facsimile by 11:59 p.m. Central Time on the expiration date of the Offer (the “Expiration Date”), currently expected to be May 31, 2006 unless we extend it.

We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer in any such jurisdiction.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF i2 TECHNOLOGIES, INC.

SCHEDULE II	SHARES BENEFICIALLY OWNED BY THE DIRECTORS AND EXECUTIVE OFFICERS OF i2 TECHNOLOGIES, INC. AS OF APRIL 18, 2006

v

24.	WHAT WILL HAPPEN IF SHARES ARE SOLD TO COVER THE WITHHOLDING TAXES?	9

25.	HOW DO “WASH SALE” RULES APPLY TO THE “BLOCK TRADES” AND OTHER SALES OF MY SHARES?	10

26.	IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO TENDER THEM IN THE OFFER?	10

27.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	10

28.	HOW AND WHEN DO I TENDER MY OPTIONS?	11

29.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTION GRANTS?	11

30.	WHAT DOES i2 THINK OF THE OFFER?	11

31.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	11

32.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	12

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to carefully read the remainder of the Offer to Exchange and the accompanying Election/Change of Election Form (which, together as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Election/ Change of Election Form. We have included page references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary term sheet.

1.	WHY IS i2 MAKING THE OFFER?

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options may not effectively retain and motivate our employees and are unlikely to be exercised in the near future. By making the offer to exchange outstanding options for restricted stock units, we intend to create better incentives for our employees to remain with us and work on creating shareholder value. A stock option with an exercise price above the market value of the underlying stock does not have any real value to our employees unless the price of our common stock increases. However, shares of our common stock received upon the vesting of restricted stock units will have an immediate value equal to the then current stock price. In addition, upon the vesting of a restricted stock unit, unlike with respect to an option, the holder does not have to pay a purchase price for the shares. Based on the foregoing factors, we believe that the Offer will help retain employees and create a greater sense of ownership and thereby contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. i2 currently has a large number of options outstanding relative to the total number of shares of common stock outstanding. We expect therefore that participation in the Offer will reduce the “overhang” of outstanding options and the impact of options on the total number of fully diluted shares outstanding. (Page 17)

2.	WHAT SECURITIES IS i2 OFFERING TO EXCHANGE?

We are offering to exchange all stock options held by eligible employees that are outstanding under any of our Option Plans and have an exercise price per share equal to or greater than $45.00 per share. A list of the Eligible Options you currently hold, including information relating to grant date and exercise price, is available on the Election/Change of Election Form found in the Option Exchange Application on the Lotus Notes database tool at http://i2corpapps1.i2.com/i2dbs/grant.nsf. If you receive a paper copy of the Election/Change of Election Form, it will list your Eligible Options. If you want to tender any of your Eligible Options, you must tender all of your Eligible Options. (Page 15)

3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

All current employees of i2 and its subsidiaries, excluding those employees who have resigned or given or received a written notification of their termination prior to the expiration of the Offer, who remain employees of i2 (or a subsidiary) through the date we accept and cancel their tendered options, are eligible to participate in the Offer to the extent they hold outstanding Eligible Options. The Chairman of our Board, Sanjiv S. Sidhu, has never been granted any options and our Chief Executive Officer, Michael J. McGrath, and Chief Financial Officer, Michael J. Berry, will not participate in the Offer. Members of our board of directors and our contractors are not eligible to participate in the Offer. If you are currently on a personal leave of absence or on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are also eligible to participate in the Offer, even if you do not return to active status before the Expiration Date of the Offer. If you are receiving severance or other similar payments from i2 or any of its subsidiaries but are not currently employed by i2 or any of its subsidiaries, you are not eligible to participate in this Offer. Options that you have transferred to a former spouse, a family member or to a trust that you have established for family members are not eligible to participate in the Offer. (Page 15)

4.	HOW DO I KNOW IF I HAVE RECEIVED A NOTICE OF TERMINATION?

For purposes of the Offer, you will be treated as having received a “notice of termination” if, at any time before the Expiration Date of the Offer, you have (i) received a written notice that i2 or one of its subsidiaries intends to take the necessary steps to end your employment relationship or (ii) in accordance with local laws, received an offer, filed or have agreed in writing to file a petition in labor courts or have entered into an agreement, in each case to end your employment relationship with i2 or one of its subsidiaries.

5.	ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

Yes. Eligible Employees located outside the United States who qualify to participate in the Offer and hold Eligible Options may participate in the Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to employees resident in those countries including the possibility that the exchange of the options may be a taxable event. We have distributed with this Offer to Exchange short summaries describing some of these different terms and conditions and certain of these consequences with respect to the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors before deciding whether to accept the Offer. (Page 26)

6.	MUST I REMAIN AN EMPLOYEE OF i2 TO GET RESTRICTED STOCK UNITS?

Yes. To receive restricted stock units in exchange for your tendered Eligible Options, you must remain an employee of i2 or one of our subsidiaries continuously through the date we accept and cancel those options. As discussed below, we intend to accept tendered options for exchange and cancellation on the Expiration Date.

If you do not remain an employee of i2 or one of our subsidiaries continuously from the date you tender your Eligible Options for exchange through the date we accept those options for exchange and cancel them, you will not receive any restricted stock units, but we will return your tendered options to you, and you will have the limited period of time specified in the applicable stock option agreement in which to exercise those options following your termination of employment. This rule applies regardless of the reason your employment terminates, whether as a result of voluntary resignation or involuntary termination, including termination by reason of a reduction in force, death or disability. Acceptance of the Offer does not confer upon you the right to remain employed by i2 or any of its subsidiaries. (Page 15)

7.	WHAT HAPPENS, IF AFTER I AM GRANTED RESTRICTED STOCK UNITS, I LEAVE i2 OR AM TERMINATED AS AN EMPLOYEE?

If you tender your Eligible Options and your employment terminates after the date we accept the tendered options for cancellation and grant the restricted stock units in exchange, you will only be entitled to receive shares of common stock under those restricted stock units to the extent those units are vested on the date of your termination.

Once your tendered Eligible Options have been accepted for exchange and cancelled at the expiration of the Offer, you will have no rights with respect to those options or the underlying shares, and those options will not be reissued or returned to you for any reason.

This Offer does not change the nature of your employment with us, and does not create any obligation on i2 to continue your employment for any period. United States employees are generally considered to be “at will” employees. The employment of individuals who are “at will” employees may be terminated by us or by the employee at any time, including prior to the grant date or vesting dates of the restricted stock units, for any reason, with or without cause. The employment of employees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

8.	AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

This is an “all or nothing” offer. If you accept this Offer with respect to any Eligible Option, you must tender all of your Eligible Options. You may not tender only some of your Eligible Options or portions of such options. However, you may exchange the remaining portion of any Eligible Option you have partially exercised. By tendering any Eligible Options, you will automatically be deemed to have tendered all of your Eligible Options for exchange and cancellation.

For example, if you hold (i) an Eligible Option to purchase 1,000 shares at an exercise price of $50.00 per share, which you have previously exercised with respect to 600 shares and (ii) an Eligible Option to purchase 1,000 shares at an exercise price of $72.00 per share, which you have not exercised at all, you may tender none of those options or you must tender both options covering a total of 1,400 shares.

The Offer is entirely voluntary and you are not required to participate. (Page 20)

9.	MAY I EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

No. The Offer only pertains to outstanding Eligible Options under the designated Option Plans, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. Accordingly, if you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer if it is an Eligible Option. Eligible Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Page 15)

10.	I HAVE OPTIONS GRANTED UNDER AN OPTION PLAN THAT DOES NOT APPEAR IN THE LIST OF OPTION PLANS ELIGIBLE FOR THE OFFER. MAY I TENDER THOSE OPTIONS?

No. All options granted under any other option plan or arrangements have exercise prices per share less than $45.00 and are not eligible for the Offer.

11.	MAY I EXCHANGE SHARES I BOUGHT UNDER THE EMPLOYEE STOCK PURCHASE PLAN OR THE INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN?

No. The Offer only pertains to options granted under one of the designated Option Plans. Any shares purchased under the Employee Stock Purchase Plan or the International Employee Stock Purchase Plan (collectively, the “ESPP”) are not outstanding options and cannot be tendered. The Offer has no effect on the prices at which a participant in an ESPP can buy stock in the ESPP. (Page 15)

12.	MAY I EXCHANGE PREVIOUSLY ISSUED SHARE RIGHTS AWARDS?

No. The Offer only pertains to outstanding options granted under the designated Option Plans. Any outstanding share rights awards previously issued to you cannot be tendered.

13.	WHAT IF I DECIDE NOT TO PARTICIPATE IN THE OFFER?

This is a voluntary program and you must personally decide whether or not to exchange your Eligible Options. If you do nothing in response to this Offer, your Eligible Options will not be exchanged and they will remain unchanged by the Offer and will continue to be subject to the current number of shares, exercise price and other terms and conditions thereof.

14.	WHAT ARE RESTRICTED STOCK UNITS?

Each restricted stock unit represents the right to receive one share of our common stock when that unit vests. Restricted stock units are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting. You will not have any rights as a stockholder of i2 as a result of holding restricted stock units, and restricted stock units do not entitle you to vote, receive dividends or receive notices of meetings and other materials provided to i2 stockholders. You will have these entitlements if and when you receive shares of i2 common stock upon vesting of the restricted stock units. The restricted stock units will vest as follows: fifty percent (50%) of the restricted stock units will vest on May 15, 2007 and the remaining fifty percent (50%) will vest on May 15, 2008 provided you remain in continuous service through each such date. The restricted stock units will be granted under the 1995 Plan and will be subject to the terms of a Restricted Stock Units Award Agreement which you must enter into with i2. As the restricted stock units vest, and the related shares are issued to you, you may transfer or sell the shares, subject to (i) applicable securities law restrictions and (ii) our insider trading policies with respect to transfers or sales of i2 securities. (Pages 16, 26)

You will not be required to pay cash for the restricted stock units or shares of common stock you receive upon vesting of the restricted stock units. However, as further discussed in Section 14, if you are subject to tax in the U.S., you will recognize ordinary income upon vesting of the shares and you will be required to pay all withholding taxes as well as any other personal taxes attributable to such income. Non-U.S. employees will be required to satisfy all applicable tax and other payment obligations in connection with the exchange of options, or the grant and/or vesting of the restricted stock units. We have distributed with this Offer to Exchange short summaries of certain tax consequences with respect to countries where our non-U.S. employees reside.

15.	HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED AND CANCELLED IN THE OFFER?

The number of restricted stock units you receive in exchange for an Eligible Option that you tender will be determined based on the per share exercise price of the tendered option and will be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock units to be issued is set forth in the table below:

Option Exercise Price (per share):	$45.00 to $59.99	$60.00 to $100.00	$100.01 to $249.99	$250.00 or more
Ratio of Restricted Stock Unit to Shares Underlying Tendered Eligible Option:	1-for-5	1-for-7	1-for-11	1-for-72

As stated in the table above:

•	If the exercise price per share of an Eligible Option is at least $45.00 but not more than $59.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 5.

•	If the exercise price per share of an Eligible Option is at least $60.00 but not more than $100.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 7.

•	If the exercise price per share of a tendered option is at least $100.01 but not more than $249.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 11.

•	If the exercise price per share of an Eligible Option is $250.00 or more, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 72.

In the event of any fractional unit resulting from application of these ratios to an Eligible Option, the number of restricted stock units issuable in exchange for such option will be rounded down to the nearest whole number; provided, however, a minimum of one unit will be issued with respect to each tendered and cancelled Eligible Option. The number of restricted stock units will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Expiration Date of the Offer.

Thus, if you tender for exchange an Eligible Option to purchase 100 shares of common stock with an exercise price of $50.00 per share, you will receive 20 restricted stock units in exchange (due to the 1-for-5 ratio at the $50.00 exercise price of the tendered option grant). As described below, fifty percent (50%) of the restricted stock units will vest on May 15, 2007 and the balance will vest on May 15, 2008. The restricted stock units will be subject to the terms and conditions of the 1995 Plan and the Restricted Stock Units Award Agreement between i2 and you. (Page 16)

16.	HOW DID i2 DETERMINE THE NUMBER OF RESTRICTED STOCK UNITS ISSUABLE IN EXCHANGE FOR ELIGIBLE OPTIONS?

We retained an independent compensation advisor to assist us in evaluating and structuring the Offer. Among other things, the compensation advisor assessed the economic value of the Eligible Options and the restricted stock units issuable in exchange for the cancellation of Eligible Options.

17.	WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions relating to both i2 and to the economy and political events in general, including the conditions described in Section 7 of this Offer to Exchange. (Page 21) The Offer is not conditioned upon a minimum number of option grants being tendered or any minimum number of participating option holders.

18.	WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND RELATED SHARES OF COMMON STOCK?

The restricted stock units will be granted on the date we accept and cancel your tendered Eligible Options. We currently intend to accept tendered Eligible Options for cancellation on the Expiration Date which we expect to be May 31, 2006 unless we decide to extend this Offer.

Your restricted stock units award will be evidenced by a Restricted Stock Units Award Agreement between you and i2 which will be sent to you shortly after the grant of the award. However, no shares of i2 common stock will be issued until the award vests. As soon as practicable following the vesting of the restricted stock units, in accordance with the terms and conditions of the award, the shares of common stock relating to the vested portions of the restricted stock units will be distributed to you by electronic deposit into a book entry account for you with Smith Barney. We currently expect to deliver the shares to Smith Barney on or one (1) business day after the vesting date. In order to comply with applicable law, shares issuable to our executive officers will be distributed by electronic deposit into a book entry account with a broker specified by the officer. (Page 26)

19.	WHEN WILL THE RESTRICTED STOCK UNITS VEST?

Your restricted stock units will vest with respect to fifty percent (50%) of the shares on May 15, 2007, provided you remain in continuous service with i2 or a subsidiary through such date and with respect to the remaining fifty percent (50%) of the shares on May 15, 2008, provided you remain in continuous service with i2 or a subsidiary through such date. Even though your Eligible Options are currently fully vested, the restricted stock units you receive in exchange will be subject to vesting through May 15, 2008 as described above. The restricted stock units may vest on an accelerated basis in connection with an acquisition of i2 as described in the answer to Question 21 below. If your employment is terminated prior to the vesting date of the restricted stock units, all of the unvested restricted stock units will be forfeited. Further, the restricted stock units will not include provisions for accelerated vesting upon a termination of employment, whether involuntary termination of employment following a change in control involving i2 or a sale of all or substantially all of i2’s assets (as was the case with options granted by us prior to January 16, 2001, or under certain severance arrangements), or otherwise. In addition, some Eligible Options granted under stock plans of companies we acquired may have provided for accelerated vesting upon a change of control or a subsequent termination of employment, which provisions will not be included in the terms of the restricted stock units.

Accordingly, the restricted stock units will have a less favorable vesting schedule than the Eligible Option that they replace. (Page 26)

20.	HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

If you are currently an Eligible Employee on a leave of absence, you may participate in the Offer. However, like our option grants, vesting under any restricted stock units issued in exchange for your tendered options will, in accordance with our employment and leave of absence policies in effect at the applicable time, be suspended during any period of unpaid personal leave. If you are on leave when the restricted stock units are granted, you will still be granted your restricted stock units at that time, but vesting will be suspended in accordance with our employment and leave of absence policies in effect from time to time. This policy may vary as required by law. (Page 17)

21.	WHAT HAPPENS IF i2 MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

The consequence and effect on the Offer and restricted stock units received in the Offer of a merger or acquisition of i2 will differ depending on the timing and form of the transaction.

If we merge into or are acquired by another company before the expiration of the Offer, you may withdraw your tendered options and you will have all the rights afforded to you to acquire our common stock under the existing agreements evidencing these options.

Under the terms of the 1995 Plan, if we are acquired by another company (by merger, sale of assets or sale of stock) after your tendered option grants are accepted for exchange and cancelled and the restricted stock units are granted but before the units vest, those units may be assumed by the acquiring company, or replaced with a cash incentive program preserving the value of the units at the time of the acquisition, in which event they would continue to vest in accordance with the vesting schedule in effect for them immediately prior to the acquisition. Any stock you receive upon the subsequent vesting of the assumed restricted stock units will likely be stock of the acquiror based on the exchange ratio in effect for the acquisition. If the restricted stock units are not assumed or replaced with a cash incentive program or otherwise continued, then those units will vest on an accelerated basis immediately prior to the acquisition and be converted into the right to receive the same consideration payable per share of common stock to our stockholders in the acquisition. (Page 26)

Restricted stock units issued in the Offer will not contain a provision which accelerates the vesting of the units in the event that your employment is involuntarily terminated following a change of control involving i2 or a sale of all or substantially all of i2’s assets (as is applicable to various option grants issued by i2 before January 16, 2001, or subject to certain severance arrangements and various option grants issued by companies we acquired).

If we are acquired by another company and the restricted stock units are assumed, that company may decide to terminate some or all of our eligible employees before the restricted stock units vest, which would mean that you would not receive stock under the restricted stock units or any other consideration for the cancelled option. (Page 26)

22.	WILL I HAVE TO PAY TAXES IF I TENDER MY ELIGIBLE OPTIONS IN THE OFFER?

If you tender your Eligible Options pursuant to the Offer, you will not be required under current U.S. tax law to recognize any taxable income for U.S. federal income tax purposes, either at the time of the tender of your Eligible Options or upon our acceptance and cancellation of those tendered options. In addition, the grant of the restricted stock units will not be a taxable event under current U.S. tax law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time the units are granted. Instead, when your restricted stock units vest (and the related shares of common stock become issuable to you), you will recognize ordinary income in an amount equal to the then fair market value of those shares. This income will be reported on your year-end W-2 statement, and we will withhold all applicable federal, state and local income and employment taxes. Tax consequences may vary depending on each individual participant’s circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to the countries where our non-U.S. employees are located. In some countries, the exchange of the options may be a taxable event. If you are an employee located outside the United States, you should review the summary applicable to your country of residence. All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. (Page 26)

23.	HOW DO I PAY THE WITHHOLDING TAXES?

You can pay the withholding taxes by submitting to us a check on or before the vesting date. As an alternative, if you are not an executive officer, you can participate in one or more block trades, through Smith Barney, of a portion of the shares to obtain sufficient proceeds to satisfy the withholding tax liability. Executive officers of i2 must pay their withholding taxes by submitting to us a check on or before the vesting date.

If you want to participate in block trades of a portion of your shares to cover the withholding taxes on your shares, you must authorize Smith Barney to automatically sell a portion of your shares sufficient to pay the withholding tax obligation. Out of the proceeds, Smith Barney will remit to us the amount necessary to cover the withholding taxes and will deposit any excess into your account. We will then pay the withholding taxes to the appropriate tax authorities.

Any authorization to Smith Barney to sell your shares must be made in compliance with securities laws restrictions and our insider trading policies including our pre-clearance requirements. (Page 31)

24.	WHAT WILL HAPPEN IF SHARES ARE SOLD TO COVER THE WITHHOLDING TAXES?

Promptly after the vesting date, Smith Barney will rely on your authorization to group a portion of your shares as part of one or more block trades and sell enough shares to cover the amount of withholding taxes on your shares. Smith Barney will charge a trade commission for this sale, which Smith Barney will deduct from the proceeds of the sale of the shares. Your sale price per share for your shares will be the weighted average sale price for all of the shares of all holders that Smith Barney sells in all of the block trades.

The amount of withholding taxes you owe will depend on the last sale price of our common stock as reported on the Nasdaq National Market on the vesting date. However, the block trades will not occur until one or more trading days after your vesting date, and it may take several trading days to sell sufficient shares to cover all withholding taxes on the shares. The trading price of our common stock may decline during that period. You may therefore have to sell shares at lower prices to cover taxes set on the basis of a higher market price. This would increase the number of shares that you would need to sell in order to cover the withholding taxes on your shares. You will bear the full risk of changes in the trading price of our stock you vest in the shares. This risk may affect your ability to cover your tax obligations on the shares.

We and Smith Barney will attempt to estimate the correct number of shares to sell to cover withholding taxes based on the price of our common stock. But it is possible that the proceeds from the sale will be either too much or too little to pay the withholding taxes. If there are insufficient proceeds to cover the withholding taxes on your shares, then we reserve the right to deduct the necessary amount from your next paycheck unless you deliver to us a check for the balance of the taxes due. If there are excess proceeds, Smith Barney will deposit the excess into your account. If there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding tax obligations.

25.	HOW DO “WASH SALE” RULES APPLY TO THE “BLOCK TRADES” AND OTHER SALES OF MY SHARES?

If you are subject to U.S. income tax and participate in the block trades to cover the withholding taxes on your shares, or if you otherwise plan to sell any of your shares, you should be aware of the “wash sale” provisions of Section 1091 of the Internal Revenue Code. Under those provisions, a loss from the sale of stock is not deductible for income tax purposes if the taxpayer acquires other shares of the same stock within 30 days before or after the sale. If this loss of tax deductibility occurs, the tax rules provide for an adjustment in the tax basis of your other acquired stock to reflect the amount of the non-deductible loss. An acquisition of shares of our common stock under our Employee Stock Purchase Plan or pursuant to the exercise of any outstanding i2 option is an acquisition of other shares of the same stock for purposes of the wash sale provisions. (Page 32)

26.	IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO TENDER THEM IN THE OFFER?

You will not be subject to current income tax if you do not elect to tender your Eligible Options.

We do not believe that the Offer will result in the loss of incentive stock option treatment under Section 422 of the Internal Revenue Code for any Eligible Options which qualified for such treatment prior to the Offer.

If you choose not to tender your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options. (Page 32)

27.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer expires on May 31, 2006, at 11:59 p.m., Central Time, unless it is extended by us.

Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If we decide to extend the Offer, we will notify all Eligible Employees via email and by posting the extension on the front page of the intranet site located at cww.i2.com or by such other means reasonably designed to inform eligible employees.

28.	HOW AND WHEN DO I TENDER MY OPTIONS?

If you decide to tender your Eligible Options, you must timely submit an election to participate as follows:

•	Using the Option Exchange Application on the Lotus Notes database tool (located at http://i2corpapps1.i2.com/i2dbs/grant.nsf to fill out and submit your Election/Change of Election Form before expiration of the Offer.

•	If you do not have access to the Lotus Notes database, you must request a paper copy of the Election/Change of Election Form and complete and send it to us by mail to i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration or by facsimile to (469) 357-3122, Attn.: Stock Administration. If you send your Election/Change of Election Form via mail or facsimile it must be physically received by us before the expiration of the Offer.

If we do not receive a properly completed and duly executed Election/Change of Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any restricted stock units.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn.

29.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTION GRANTS?

You may withdraw your tendered options at any time before 11:59 p.m., Central Time, on May 31, 2006. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. If you use the Option Exchange Application on the Lotus Notes database tool, you may withdraw your election to tender your Eligible Options as often as you like until the Offer expires by simply returning to the website and editing your election. If you use a paper copy of the form, you may withdraw your election by delivering to us a revised form or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your Eligible Options, you may tender those options for exchange only by submitting another Election/Change of Election Form with the required information in accordance with the procedures described in the Offer to Exchange and the Election/Change of Election Form prior to the expiration of the Offer.

If we do not accept your tendered options after the expiration of forty (40) business days from the April 26, 2006 commencement of the Offer, you will have the right to withdraw all of your tendered options. (Page 20)

30.	WHAT DOES i2 THINK OF THE OFFER?

Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange or what the price of our common stock will be in the future. You must make your own decision whether to tender your Eligible Options taking into account your own personal circumstances and preferences.

31.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is April 26, 2006.

The Offer expires at 11:59 p.m., Central Time, on May 31, 2006 (unless we extend it).

The restricted stock units will be granted when we accept the offer for cancellation on the Expiration Date which we expect will be May 31, 2006, unless we extend it.

The restricted stock units will vest with respect to fifty percent (50%) of the shares on May 15, 2007, and May 15, 2008, respectively, provided you remain in continuous service through such dates.

32.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you can contact our Stock Plan Administrator at (469) 357-3444 or send your questions via email to OptionExchange@i2.com. To ensure that all eligible employees are receiving all pertinent information regarding the Offer, we may answer questions of general interest which are received by us at OptionExchange@i2.com in a response which will be publicized to all eligible participants in the Offer.

CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

Participation in this Offer involves a number of potential risks including those described below. In addition, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, highlight the material risks of holding our common stock. You should carefully consider these risks and are encouraged to speak with an investment, tax or legal advisor as necessary before deciding to participate in this Offer.

If you elect to participate in this Offer, the number of restricted stock units you receive in exchange for your tendered Eligible Option will be less than the number of shares you would receive upon exercise of that option.

The exchange ratio in this Offer is not one-to-one. The number of restricted stock units to be issued to you in exchange for cancellation of your tendered Eligible Options will be determined as follows:

•	If the exercise price per share of an Eligible Option is at least $45.00 but not more than $59.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 5.

•	If the exercise price per share of an Eligible Option is at least $60.00 but not more than $100.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 7.

•	If the exercise price per share of a tendered option is at least $100.01 but not more than $249.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 11.

•	If the exercise price per share of an Eligible Option is $250.00 or more, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 72.

Your restricted stock units will be subject to a new vesting schedule and accordingly, you will have to remain employed with us until May 15, 2008 to fully vest in the units.

Your Eligible Options are fully vested. However, the restricted stock units you receive in exchange for those options will be subject to a new vesting schedule tied to your continued service to i2 and its subsidiaries as follows: (i) fifty percent (50%) of the restricted stock units will vest on May 15, 2007, provided you remain in continuous service with i2 or a subsidiary through such date and (ii) the remaining fifty percent (50%) of the restricted stock units will vest on May 15, 2008, provided you remain in continuous service with i2 or a subsidiary through such date.

If your employment with us or our subsidiaries terminates before the restricted stock units you receive in exchange for your tendered Eligible Options have vested, you will immediately forfeit all such restricted stock units that have not then vested. This is the case even though (i) the Eligible Options you tendered were fully vested or (ii) you would have been entitled to exercise your tendered options subsequent to the termination of your employment. In the event your restricted stock units are forfeited, you would not be entitled to get your cancelled options back or receive payment or any other consideration for your cancelled options.

If our stock price increases after the date that your tendered Eligible Options are cancelled, the restricted stock units that you receive in this Offer may be worth less than the options you exchange.

It is possible that, over time, the Eligible Options you currently hold would have a greater value than any restricted stock units that you may receive in this Offer. In other words, if you tender your Eligible Options for exchange and cancellation and the price of our common stock increases above the exercise price of your Eligible Options during the term of such options, the value of the lesser number of restricted stock units that you receive in exchange for your greater number of tendered options may be less than the value of the common stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the value of the restricted stock units that you receive in this Offer will be higher than what you would receive if you do not exchange your Eligible Options. Further, we cannot guarantee that the value of the restricted stock units at the time they vest will be higher than or equal to the value of the restricted stock units at the time you receive your award.

Transfer restrictions applicable to your restricted stock units may prevent you from taking advantage of increases in our stock price.

Restricted stock units that you receive in exchange for your tendered Eligible Options may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until they vest. As a result, if the market price for our common stock increases before your restricted stock units vest, you will not be able to benefit from the market price increase, even though the options you tender were fully vested.

If you elect to participate in the Offer, you should consider the tax consequences.

U.S. employees will recognize ordinary income when the restricted stock units vest and the underlying shares become issuable; such income will be subject to all withholding taxes as well as other personal taxes attributable to such income. In some countries, the exchange of Eligible Options and/or the grant of restricted stock units will also be a taxable event. We have distributed with this Offer to Exchange short summaries of certain tax consequences with respect to countries where our non-U.S. employees reside. If you are an employee located outside the United States, you should review the summary applicable to your country of residence. All option holders including those subject to taxation in a foreign jurisdiction should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

THE OFFER

1. ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; RESTRICTED STOCK UNITS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer, we will exchange, for restricted stock units to be issued under our 1995 Plan, all Eligible Options that are properly submitted, in accordance with Section 4, and are not otherwise validly withdrawn in accordance with Section 5 before the Expiration Date, as defined below.

Eligible Employees. Eligible employees, for purposes of the Offer, will be limited to all current employees of i2 and its subsidiaries (excluding those who have resigned or given or received a written notification of their termination). Such eligible employees may accordingly participate in the Offer to the extent they hold outstanding Eligible Options. The Chairman of our Board, Sanjiv S. Sidhu, has never been granted any options and our Chief Executive Officer, Michael J. McGrath and our Chief Financial Officer, Michael J. Berry, will not participate in the Offer. Members of our board of directors and our contractors are not eligible to participate in the Offer. If you are currently on a personal leave of absence or on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, you are also eligible to participate in the Offer even if you do not return to active status before the Expiration Date of the Offer. If you are receiving severance or other similar payments from i2 or any of its subsidiaries but are not currently employed by i2 or any of its subsidiaries you are not eligible to participate in the Offer.

For purposes of the Offer, you will be treated as having received a “notice of termination” if, at any time before the Expiration Date of the Offer, you have (a) received a written notice that i2 or one of its subsidiaries intends to take the necessary steps to end your employment relationship or (b) in accordance with local laws, received an offer, filed or have agreed in writing to file a petition in labor court, or have entered into an agreement, in each case to end your employment relationship with i2 or one of its subsidiaries.

Eligible Options that you have transferred to a former spouse, a family member or to a trust that you have established for family members are not eligible to participate in the Offer.

If you do not remain an employee of i2 or one of our subsidiaries from the date you tender Eligible Options for exchange through the date we accept those options for exchange and cancellation, you will not receive any restricted stock units, but your tendered options will be returned to you. You will then have the limited period of time specified in the applicable stock option agreements in which to exercise those options following your termination date. This rule applies regardless of the reason your employment terminates, whether as a result of voluntary resignation or involuntary termination, including termination by reason of a reduction in force, death or disability. Acceptance of the Offer does not confer upon you the right to remain employed by i2 or any of its subsidiaries.

Eligible Options. Eligible Options are all options held by eligible employees that are outstanding under any Option Plan with an exercise price per share equal to or greater than $45.00. The Election/Change of Election Form in the Option Exchange Application on the Lotus Notes database tool lists the Eligible Options you held when we commenced the Offer (if you receive a paper copy of the Election/Change of Election Form, it will list your Eligible Options). Option Plans for purposes of the Offer are the following stock option plans: i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”); i2 Technologies, Inc. 2001 Non-Officer Stock Option/Stock Issuance Plan; Aspect Development, Inc. 1992 Stock Option Plan; Aspect Development, Inc. 1997 Nonstatutory Stock Option Plan; SMART Technologies, Inc. 1996 Stock Option/Stock Issuance Plan; and InterTrans Logistics Solutions Limited 1997 Stock Incentive Plan.

If you are an eligible employee who chooses to tender any Eligible Option pursuant to the Offer, you must tender all of your Eligible Options.

On the Expiration Date, we will cancel all tendered Eligible Options that we accept pursuant to the Offer, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

Restricted Stock Units. Each restricted stock unit represents the right to receive one (1) share of our common stock upon your continuation in service with i2 or one of our subsidiaries through the vesting date. Restricted stock units are subject to forfeiture and other restrictions until they vest. Upon vesting, the shares of common stock underlying the vested restricted stock units will be issued to you, subject to our collection of all applicable withholding taxes and payments. The issued shares will be freely tradable, subject to our normal insider trading policies and any other market blackout periods we may impose from time to time. The restricted stock units will be granted under the 1995 Plan and will be subject to a Restricted Stock Units Award Agreement between each tendering option holder and i2.

The number of restricted stock units to be granted in exchange for an Eligible Option you tender will be based on the per share exercise price of the tendered option and will be less than the number of shares subject to the tendered option. The ratio by which you can determine the actual number of restricted stock units issuable in exchange for each tendered Eligible Option is set forth in the table below:

Option Exercise Price (per share):	$45.00 to $59.99	$60.00 to $100.00	$100.01 to $249.99	$250.00 or more
Ratio of Restricted Stock Unit to Shares Underlying Tendered Eligible Option:	1-for-5	1-for-7	1-for-11	1-for-72

As stated in the table above:

•	If the exercise price per share of an Eligible Option is at least $45.00 but not more than $59.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 5.

•	If the exercise price per share of an Eligible Option at least $60.00 but not more than $100.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 7.

•	If the exercise price per share of an Eligible Option is at least $100.01 but not more than $249.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 11.

•	If the exercise price per share of an Eligible Option is $250.00 or more, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 72.

In the event of any fractional unit resulting from application of these ratios to an Eligible Option, the number of restricted stock units issuable in exchange for such option will be rounded down to the nearest whole number; provided, however that a minimum of one unit will be issued with respect to each tendered and cancelled Eligible Option. The number of restricted stock units will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Expiration Date of the Offer.

In December 2005, i2 accelerated the vesting of the Eligible Options so that those options are now fully vested. Regardless of the accelerated vesting of any tendered Eligible Options, the restricted stock units to be issued in exchange for those options will be subject to a new vesting schedule tied to your continued service with i2 or a subsidiary. The restricted stock units will vest with respect to (1) fifty percent (50%) of the shares on May 15, 2007, provided you remain in continuous service with i2 or a subsidiary through such date and (2) the remaining fifty percent (50%) of the shares on May 15, 2008, provided you remain in continuous service with i2 or a subsidiary through such date.

Further, the restricted stock units will not include provisions for accelerated vesting upon a termination of employment, whether as a result of involuntarily termination of employment following a change in control involving i2 or a sale of all or substantially all of i2’s assets (as was the case with options granted by us prior to January 16, 2001, or under certain severance arrangements), or otherwise. In addition, some Eligible Options granted under stock plans of companies we acquired may have provided for accelerated vesting upon a change of control or a subsequent termination of employment, which provisions will not be included in the terms of the restricted stock units. Also, vesting will be suspended for any period in which you are on leave of absence in accordance with our employment and leave of absence policies in effect from time to time.

Accordingly, the restricted stock units will have a less favorable vesting schedule than the Eligible Option that they replace.

You will not be required to pay cash for the restricted stock units or shares of common stock you receive upon vesting of the restricted stock units. However, as further discussed in Section 14, if you are subject to tax in the U.S., you will recognize ordinary income upon vesting of the restricted stock units and you will have to pay for all withholding taxes as well as any other personal taxes attributable to such income. Non-U.S. employees may recognize income upon the exchange of the Eligible Options and/or grant or vesting of the restricted stock units and will be required to satisfy all applicable withholding taxes or payments as well as other personal tax obligations in connection with such income. We have distributed with this Offer to Exchange short summaries of certain tax consequences with respect to countries where our non-U.S. employees reside.

Expiration Date. The term “Expiration Date” means 11:59 p.m., Central Time, on May 31, 2006, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

2. PURPOSE OF THE OFFER.

We issue options under the Option Plans to provide our employees an opportunity to acquire or increase their ownership interest in i2, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

However, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options may not effectively retain and motivate our employees and are unlikely to be exercised in the near future. By making the Offer to exchange outstanding options for restricted stock units, we intend to create better incentives for our employees to remain with us and work on creating shareholder value. A stock option with an exercise price above the market value of the underlying stock does not have any value unless our stock price increases. However, shares received upon vesting of restricted stock units have a value equal to the then current stock price. In addition, upon vesting of a holder’s restricted stock unit, unlike with respect to an option, the holder does not have to pay a purchase price to gain full stockholder rights. Based on the foregoing factors, we believe that the offer will help to retain employees and create a greater sense of ownership and thereby contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. i2 currently has a large number of options outstanding relative to the total number of shares of common stock outstanding. We expect therefore that participation in the Offer will reduce the “overhang” of outstanding options because options will be exchanged for restricted stock units on a less than one-for-one basis, and our remaining outstanding options will, accordingly, have less of an impact on the total number of fully diluted shares outstanding.

We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options and restricted stock units in the ordinary course of business to our current and new employees as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan and International Employee Stock Purchase Plan. Our employees, including our executive officers, from time to time acquire or dispose of our securities.

Subject to the foregoing, and except as otherwise disclosed in future filings we may make with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

3. STATUS OF ELIGIBLE OPTIONS NOT TENDERED.

If you choose not to tender for exchange your Eligible Options, those options will remain outstanding, and you will continue to hold such options in accordance with their terms.

4. PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options. To validly tender your Eligible Options pursuant to the Offer, you must properly complete and submit to us the Election/Change of Election Form in accordance with its instructions using the Option Exchange Application on the Lotus Notes database tool. The Lotus Notes database tool is located at http://i2corpapps1.i2.com/i2dbs/grant.nsf. You must enter your confidential user id and password and then follow the instructions on the Election/Change of Election Form to make your election. If you use the Option Exchange Application on the Lotus Notes database tool, you will submit an electronic version of the Election/Change of Election Form when making your election. The database will automatically send you a confirmation of your election. The election confirmation statement will be emailed to you and is also available to you by accessing the Option Exchange Application and clicking on “View Your Elections.”

If you do not have access to the Lotus Notes database tool, you must request a paper copy of the Election/Change of Election Form by sending an email to OptionExchange@i2.com and complete, sign, date and send the form to us by mail at i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration or by facsimile to (469) 357-3122, Attn.: Stock Administration. If you send your Election/Change of Election Form via mail or facsimile it must be physically received by us before the expiration of the Offer. If you mail or fax your election, you should keep a copy of your form together with proof of timely submission.

We will not accept delivery of any Election/Change of Election Form after the Expiration Date of the Offer. If we do not receive a properly completed and duly executed Election/Change of Election Form from you prior to the Expiration Date of the Offer, we will not accept any of your Eligible Options for exchange and you will not be granted any restricted stock units.

The method of delivery of all documents, including Election/Change of Election Forms and any other required documents, is at the election and risk of the tendering option holder.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be subject to restricted stock units issued in exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to our rights to extend, terminate and amend the Offer, we intend to accept all properly and timely tendered Eligible Options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election/Change of Election Form with respect to any particular Eligible Options or any particular option holder. No Election/Change of Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election/Change of Election Form, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of the Eligible Options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

5. WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the Expiration Date of the Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options only during the limited period for which those options remain exercisable following your termination.

You may withdraw your tendered options at any time before the Expiration Date, which means 11:59 p.m., Central Time, on May 31, 2006. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer.

To validly withdraw your tendered options, you must deliver to us using the Option Exchange Application on the Lotus Notes database tool (located at http://i2corpapps1.i2.com/i2dbs/grant.nsf) or, if you do not have access to the Lotus Notes database, via mail or facsimile at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration (fax number (469) 357-3122), a properly completed and executed Election/Change of Election Form with the required information, while you still have the right to withdraw the tendered options. Any Election/Change of Election Form sent to us by mail or facsimile must be received no later than the Expiration Date of the Offer.

If you want to withdraw Eligible Options you previously tendered, you must withdraw all of your Eligible Options and you will not receive restricted stock units for any of your Eligible Options.

If you withdraw your Eligible Options, you may properly re-tender those options before the Expiration Date by submitting a new Election/Change of Election Form in accordance with the procedures described in Section 4.

Neither i2 nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

Should we fail for any reason to accept your tendered options after the expiration of forty (40) business days from the April 26, 2006 commencement date of the Offer, then you will have the right to withdraw all of your tendered options.

6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS.

You are not required to accept the Offer. However, if you choose to tender any Eligible Option for exchange, you must tender all of your Eligible Options. You may not tender less than all of a particular outstanding option grant.

On the terms and subject to the conditions of this Offer and subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept for exchange and cancel on the Expiration Date of the Offer all properly tendered Eligible Options that are not validly withdrawn. When we accept your tendered Eligible Options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering your Eligible Options, you agree that the applicable stock option agreements will terminate upon our cancellation of your tendered options and that you will no longer have any right to acquire shares of our common stock under those cancelled options.

Promptly after we accept tendered Eligible Options for exchange and cancellation we will send an email notice to you indicating the number of shares subject to the options that we have accepted and cancelled and the number of restricted stock units granted to you as of the acceptance date. The restricted stock units will be granted to you on the Expiration Date after our acceptance and cancellation of the tendered Eligible Options. Shortly after we accept tendered options for exchange and cancellation, we will send each tendering option holder a Restricted Stock Units Award Agreement indicating the number of restricted stock units issued in exchange for his or her tendered Eligible Options and the other terms and conditions governing those units and the issuance of shares of our common stock thereunder. The Agreement will be effective as of the grant date of the restricted stock units.

7. CONDITIONS OF THE OFFER.

We will not accept in the Offer any Eligible Options held by members of our board of directors or options held by our contractors or other non-employees (including, with respect to each current eligible employee, any former spouse, family members or trusts to which options may have been transferred).

In addition, notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options tendered to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 26, 2006, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred, and, in our reasonable judgment, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered to us for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of restricted stock units, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of i2 or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of restricted stock units for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock units for, some or all of the tendered options;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•	materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of i2 or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operating results, operations or prospects of i2 or our subsidiaries or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 26, 2006;

(d) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof which could or would affect the manner in which we are required for financial accounting purposes to account for the compensation expense against our operating results in connection with the Offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 18, 2006;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 18, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK.

There is no established trading market for options, including Eligible Options granted under any of our Option Plans.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “ITWO.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market and on the Pink Sheets. All share prices have been retroactively adjusted to reflect the 1-for-25 split of our common stock on February 16, 2005.

Quarter Ended	High		Low
March 31, 2006	$19.42		$14.08

Fiscal Year 2005
December 31, 2005	$22.25		$10.83
September 30, 2005	24.88	*	7.80	*
June 30, 2005	8.80	*	6.75	*
March 31, 2005	17.50	*	7.77	*

Fiscal Year 2004
December 31, 2004	$18.75	*	$15.00	*
September 30, 2004	23.00	*	15.00	*
June 30, 2004	33.75	*	19.50	*
March 31, 2004	61.25	*	25.00	*

Fiscal Year 2003
December 31, 2003	$56.00	*	$31.00	*
September 30, 2003	41.00	*	22.50	*
June 30, 2003**	47.25	*	12.25	*
March 31, 2003	37.50		17.25

*	Denotes periods when shares were traded on the Pink Sheets.

**	Not a full quarter (no trading from March 31, 2003 through May 8, 2003, inclusive).

As of April 18, 2006, the closing sale price of our common stock, as reported by the Nasdaq National Market, was $17.29 per share.

The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies and that may or may not have been related or proportionate to the operating performance of those companies. Depending on the exercise price of your tendered options and other factors, including the fact that fewer shares will be subject to the restricted stock units than were subject to the options tendered for exchange and that the restricted stock units will be subject to a new vesting period, your restricted stock units may be less valuable than your tendered options. By tendering your options you give up the opportunity to exercise them. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your Eligible Options for exchange in the Offer.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS.

Consideration. We will grant restricted stock units under our 1995 Plan in exchange for the Eligible Options properly tendered and accepted for exchange and cancelled by us.

The number of restricted stock units that will be issued in exchange for each tendered Eligible Option will be based on the per share exercise price of the tendered option and, in all events, will be less than the number of shares subject to the applicable tendered option. The ratio by which you can determine the actual number of restricted stock units issuable for each tendered Eligible Option is set forth in the table below:

Option Exercise Price (per share):	$45.00 to $59.99	$60.00 to $100.00	$100.01 to $249.99	$250.00 or more
Ratio of Restricted Stock Unit Share to Shares Underlying Tendered Eligible Option:	1-for-5	1-for-7	1-for-11	1-for-72

As stated in the table above:

•	If the exercise price per share of an Eligible Option is at least $45.00 but not more than $59.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 5.

•	If the exercise price per share of an Eligible Option is at least $60.00 but not more than $100.00, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 7.

•	If the exercise price per share of an Eligible Option is at least $100.01 but not more than $249.99, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 11.

•	If the exercise price per share of an Eligible Option is $250.00 or more, the number of restricted stock units will be determined by dividing the number of shares subject to the tendered option grant by 72.

In the event of any fractional unit resulting from the application of these ratios to an Eligible Option, the number of restricted stock units issuable in exchange for the option will be rounded down to the nearest whole number; provided, however, that a minimum of one unit will be issued with respect to each tendered and cancelled Eligible Option. The number of restricted stock units will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the Expiration Date of the Offer.

If we receive and accept for exchange all Eligible Options outstanding as of April 18, 2006, we will grant restricted stock units for approximately 157,162 shares of our common stock. If all Eligible Options are properly tendered and accepted for exchange and cancelled, the shares issuable under the restricted stock units granted in exchange will equal approximately 0.76% of the total shares of our common stock outstanding as of April 18, 2006. The shares of common stock subject to tendered options originally granted under the 1995 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 1995 Plan and will provide sufficient shares to cover the number of shares needed for the grants of restricted stock units that will be made in connection with the Offer.

Terms of Restricted Stock Units. The restricted stock units will be granted under the 1995 Plan and will be evidenced by new Restricted Stock Units Award Agreements between us and each option holder who tenders Eligible Options for exchange in the Offer and whose tendered options we accept for exchange and cancellation. The restricted stock units will be subject to the terms and conditions of the 1995 Plan and the Restricted Stock Units Award Agreement.

Restricted stock units issued to employees located outside the United States will be subject to certain additional terms. As a result, an alternative form of Restricted Stock Units Awards Agreement will be utilized for the restricted stock units issued to employees located outside the United States.

The grant of restricted stock units pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of options, restricted stock units or benefits in lieu of options or restricted stock units. The grant of restricted stock units will not form a part of compensation for purposes of calculating any benefits upon termination of employment.

The following description of the terms of the restricted stock units and the 1995 Plan is a summary but is not complete. The description is subject to, and qualified in its entirety by reference to all provisions of the 1995 Plan and any applicable Restricted Stock Units Award Agreement. The complete 1995 Plan document, as most recently amended, has been filed with the SEC as an exhibit to the Form S-8 filed with the SEC on March 16, 2006. The forms of Restricted Stock Unit Award Agreement which will be used for the restricted stock units to be granted in the Offer are being filed with the SEC as an exhibit to our tender offer statement on Schedule TO. Please contact us at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration (telephone: (469) 357-1000), to receive a copy of the 1995 Plan document or form of Restricted Stock Units Award Agreement. We will promptly furnish you copies of these documents at our expense.

The purpose of the 1995 Plan is to promote the interests of i2 by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest in the Company as an incentive for them to remain in the service of the Company. The 1995 Plan is administered by the Compensation Committee and the Options Committee of i2.

An aggregate of 11,824,212 shares of common stock have been reserved for issuance over the term of the 1995 Plan. The share reserve will automatically increase on the first trading day of each calendar year over the remaining term of the 1995 Plan by an amount equal to five percent (5%) of the sum of (i) the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, plus (ii) the total number of shares of common stock repurchased by us on the open market during the immediately preceding calendar year pursuant to a stock repurchase program. In no event will any annual increase exceed (i) 1,600,000 shares of common stock or (ii) such lesser number of shares determined by the Board. The Board limited the annual increases in 2004, 2005 and 2006 to 10,000, 10,000 and 10,000 shares, respectively.

The restricted stock units will be subject to a risk of forfeiture and transfer restrictions and will not entitle you to vote or receive dividends, notice of meetings or other materials provided to i2 stockholders until the restricted stock units vest and you receive shares of our common stock. When the restricted stock units vest and the underlying shares of our common stock are issued to you, you will be entitled to voting and other rights associated with ownership of our common stock and you may transfer or sell those shares, subject to (i) applicable securities law restrictions and (ii) our insider trading policies with respect to transfers or sales of i2 securities.

Your restricted stock units will vest with respect to fifty percent (50%) of the shares on May 15, 2007, provided you remain in continuous service with i2 or a subsidiary through such date and with respect to the remaining fifty percent (50%) on May 15, 2008, provided you remain in continuous service with i2 or a subsidiary through such date. Even though your Eligible Options are currently fully vested, the restricted stock units you receive will be subject to vesting over this new vesting period. Accordingly, the restricted stock units will have a less favorable vesting schedule than the Eligible Option that they replace. If your employment is terminated prior to the vesting date of the restricted stock units, all the unvested restricted stock units will be forfeited. Further, the restricted stock units will not include provisions for accelerated vesting upon a termination of employment, whether involuntary termination of employment following a change in control involving i2 or a sale of all or substantially all of i2’s assets (as was the case with options granted by us prior to January 16, 2001, or certain severance arrangements), or otherwise. In addition, some Eligible Options granted under stock plans of companies we acquired may have provided for accelerated vesting upon a change of control or a subsequent termination of employment, which provisions will not be included in the terms of the restricted stock units. Also, vesting will be suspended for any period in which you are on leave of absence in accordance with our employment and leave of absence policies in effect from time to time.

As soon as practicable following the vesting of the restricted stock units, and subject to payment of all withholding taxes and other required payments, the shares of common stock underlying those vested units will be distributed to you by electronic deposit into a book entry account for you with Smith Barney. We currently expect to deliver the shares to Smith Barney on or one business day after the vesting date. Smith Barney will then sell the shares you elect to sell in the block trades to cover your withholding taxes and the remaining shares will be available in your account with Smith Barney. In order to comply with applicable law, shares issuable to our executive officers will be distributed by electronic deposit into a book entry account with a broker specified by the officer.

In the event that we are acquired by merger or asset or stock sale, each restricted stock unit which is not assumed by the successor corporation or replaced with a cash incentive program or otherwise continued will automatically accelerate in full. In connection with a hostile change in control of our company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or by proxy contest for the election of Board members), the plan administrator has the discretionary authority to provide for the automatic acceleration of outstanding restricted stock units either at the time of such change in control or upon the subsequent involuntary termination of the individual’s service.

The Board may amend or terminate the 1995 Plan at any time.

Tax Consequences. You should refer to Section 14 for a discussion of the material U.S. federal tax consequences of the acquisition and vesting of restricted stock units for U.S. citizens and residents. We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

We have distributed with this Offer to Exchange short summaries of certain tax consequences with respect to the countries where our non-U.S. employees reside. Those tax consequences may differ from, and may be more adverse to you, than the tax consequences if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the income and other tax and contribution consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

Registration of Shares. All shares to be issued when the restricted stock units vest have been registered under the Securities Act of 1933 (the “Securities Act”) on Form S-8 registration statements filed with the SEC. A copy of the prospectus for the 1995 Plan will be included on the Stock Admin/ESPP webpage on the intranet website at cwww.i2.com. Unless you are considered an “affiliate” (as defined under the Securities Act) of i2, you will be able to sell the shares issued under your restricted stock units subject to our insider trading policy and applicable securities laws.

10. INFORMATION CONCERNING i2.

We are a provider of multi-enterprise supply chain management solutions, including various supply chain software and service offerings. We operate our business in one business segment. Supply chain management is the set of processes, technology and expertise involved in managing supply, demand and fulfillment throughout divisions within a company and with its customers, suppliers and partners. The goals of our solutions include increasing supply chain efficiency and enhancing customer and supplier relationships by managing variability, reducing complexity, improving operational visibility, increasing operating velocity and integrating planning and execution. We also offer master data management technology, which is designed to collect, synthesize and distribute critical reference data by leveraging a service oriented architecture. Our offerings help customers improve efficiency in relation to sourcing, supply, demand, fulfillment and logistics performance. Our application software is often bundled with other offerings we provide such as business optimization and technical consulting, training, solution maintenance, software upgrades and development.

Globally, we have more than 500 customers in a variety of industries including:

•	Technology

•	Computer & Electronics

•	Telecommunications Equipment and Service

•	Semiconductor

•	Computer & Electronics & Consumer Durables

•	Contract Manufacturers

•	Automotive and Industrial

•	Automotive Original Equipment Manufacturers

•	Suppliers

•	Industrial Manufacturers

•	Process Industries

•	Metals

•	Energy & Chemicals

•	Consumer Goods & Retail

•	Retailers

The following table sets forth selected consolidated financial data for i2 Technologies, Inc. The selected historical statement of operations data for the years ended December 31, 2005 and 2004 and the selected historical balance sheet data as of December 31, 2005 and 2004 have been derived from and are qualified by reference to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2005. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as Item 7 of the Form 10-K entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands.

	Year Ended December 31, (In thousands)
	2005	2004
Statement of Operations Data:
Revenue:	$336,867	$362,528

Operating income:	$55,364	$10,202
Net income (loss) applicable to common shareholders	$84,309	$(3,072)

Net income (loss) per common share:
Basic	$3.50	$(0.17)
Diluted	$3.45	$(0.17)
Weighted-average common shares outstanding
Basic	24,084	18,004
Diluted	24,469	18,004

	As of December 31, (In thousands)
	2005	2004
Balance Sheet Data:
Cash, and cash equivalents	$112,882	$133,273
Short term investments, at fair value	—	144,532
Total assets	202,445	390,673
Total liabilities	273,099	563,706
Net stockholders’ deficit	(70,654)	(173,033)

See Section 17 for instructions on how you can obtain copies of our SEC reports that contain the audited and unaudited financial statements we have summarized above.

We plan to announce our results of operations for the fiscal quarter ending March 31, 2006 on or about May 4, 2006. We strongly encourage you to consider this announcement in making your decision.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of the current members of our board of directors and our executive officers is attached to the Offer to Exchange as Schedule I. As of April 18, 2006 our executive officers and board members as a group beneficially owned outstanding options and restricted stock units under our option plans to purchase a total of 1,945,654 shares of our common stock. That number represented approximately 38.35% of the shares subject to all options and restricted stock units outstanding under our Option Plans as of that date. Our executive officers are eligible to participate in the Offer. The Chairman of our Board of Directors, Sanjiv S. Sidhu, has never been granted any options and our Chief Executive Officer, Michael J. McGrath, and our Chief Financial Officer, Michael J. Berry, will not participate in the Offer. None of the members of our Board of Directors or our contractors are eligible to participate in the Offer.

Attached to the Offer to Exchange on Schedule II is a table indicating the beneficial ownership of our common stock by our executive officers and directors as of April 18, 2006.

Options and restricted stock units. During the 60-day period ended April 18, 2006:

•	we have granted options and restricted stock units under our Option Plans with respect to 297,245 shares of our common stock;

•	individuals have exercised options to acquire 544 shares of our common stock with exercise prices per share ranging from $7.54 and $16.75;

•	options and restricted stock units with respect to an aggregate of 273,900 shares under our Option Plans were cancelled or expired;

•	executive officers purchased -0- shares of our common stock on the open market; and

•	executive officers and directors have not sold any shares of our common stock.

On February 20, 2006, the following officers received stock option grants to acquire shares of our common stock at $15.87 per share:

•	Michael J. Berry: option to purchase 30,000 shares;

•	Pallab K. Chatterjee: option to purchase 30,000 shares;

•	Robert Donohoo: option to purchase 15,000 shares;

•	Barbara Stinnett: option to purchase 30,000 shares;

•	Hiten D. Varia: option to purchase 25,000 shares; and

•	M. Miriam Wardak: option to purchase 15,000 shares.

Except as otherwise described above and other than periodic purchases pursuant to the formula provisions of the i2 Technologies, Inc. Employee Stock Purchase Plan, International Employee Stock Purchase Plan and stock option grants and restricted stock unit awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended April 18, 2006 by i2 or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of i2.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

All tendered Eligible Options that are accepted for exchange will be cancelled. The shares subject to those cancelled options that were originally granted under the 1995 Plan will, after such cancellation, be available for re-grant and issuance under the 1995 Plan and will fund the reserve required to carry out the option exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance upon the vesting of the restricted stock units to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law, the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. The shares subject to cancelled options that were granted under any of our other Option Plans will not, upon cancellation of those options, be available for re-grant and issuance under the 1995 Plan or any of our other Option Plans.

We will recognize a compensation expense for financial reporting purposes with respect to the restricted stock units issued pursuant to the Offer. The amount of the expense will be equal to the amount by which (i) the number of shares underlying the restricted stock units issued in exchange for the Eligible Options tendered and cancelled in the Offer multiplied by the last reported sales price of our common stock on the date those units are granted, exceeds (ii) the fair value (determined in accordance with Financial Accounting Standard 123R) of such Eligible Options immediately before their cancellation. The compensation charge will be recognized over the vesting period of the restricted stock units.

13. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Offer and our grant of restricted stock units, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock units or shares as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to extend the Offer or delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered options for exchange and cancellation and to grant restricted stock units for tendered options is subject to certain conditions, including the conditions described in Section 7.

14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the tender of Eligible Options pursuant to the Offer and the grant of restricted stock units in exchange. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

Holders of Eligible Options who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. You received with this Offer to Exchange short summaries of some of the important tax implications you should take into account if you are subject to taxation in certain countries other than the United States. Those summaries are not complete and you should consult your own tax advisor before deciding whether to accept the Offer.

Exchange of Options for Restricted Stock Units. If you exchange outstanding options for restricted stock units, you will not recognize any taxable income for federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.

Grant of Restricted Stock Units. You will not be required to recognize any taxable income for U.S. federal income tax purposes when the restricted stock units are granted to you. The grant of the restricted stock units is not a taxable event.

Issuance of Shares upon Vesting of Restricted Stock Units. You will recognize ordinary income when you vest in the restricted stock units and the underlying shares of our common stock become issuable to you. The amount of such income will be equal to the fair market value of those shares on the date of vesting. The fair market value per share of common stock will be equal to the closing selling price of our common stock as reported on the Nasdaq National Market on the vesting date or if such vesting date occurs on a weekend or a market holiday, on the immediately preceding trading day. You must immediately satisfy the income, FICA and Medicare withholding taxes and other applicable employment taxes with respect to such income. You must pay the balance of the income taxes attributable to the shares issuable under your vested restricted stock units on or before the due date for your tax return for the calendar year of vesting, or if you are required to pay estimated taxes for that year, on the date these estimated payments are due. To the extent that a tendering option holder recognizes ordinary income, we will in general be entitled to a corresponding federal income tax deduction in the same dollar amount for the same calendar year.

Sale of shares. Upon a subsequent sale or other taxable disposition of your shares, you will recognize a capital gain to the extent that the amount you realize from the sale or disposition of your shares exceeds their fair market value on the vesting date. If the amount realized from the sale or disposition is less than the fair market value of the shares on the vesting date, you will have a capital loss for income tax purposes equal to the difference. The capital gain or loss will be long-term if you hold the shares for more than one year after the vesting date.

Withholding Taxes. You will be responsible for the withholding taxes attributable to the income associated with the vesting of the restricted stock units. You can pay the withholding tax amounts by submitting a check payable to i2 on or before the vesting date of those units. If you are not an executive officer, then as an alternative, you may elect for Smith Barney to sell a number of shares with a value sufficient to cover the withholding taxes on your shares in one or more block trades. Smith Barney will remit a portion of the block trade proceeds to us equal to the tax amount and we will pay the withholding tax to the appropriate tax authorities to satisfy the withholding tax obligations with respect to the vesting of the units. If you are an executive officer, you must pay the withholding taxes by check. Any election to authorize a block trade must be made in compliance with securities law restrictions and our insider trading policies including our pre-clearance requirements.

If you authorize Smith Barney to sell the shares to pay the withholding taxes, then promptly after the date you vest in the restricted stock units, Smith Barney will group a portion of your shares as part of one or more block trades and sell enough shares to cover the amount of the withholding tax on your shares. Smith Barney will charge a trade commission for this sale which will be deducted from the proceeds of the sale of the shares. Your sale price per share for your shares will be the weighted average sale price for all of the shares of all holders that Smith Barney sells in all of the block trades.

The actual amount of the withholding taxes you owe will depend on the closing selling price of our common stock on the vesting date. However, the block trades will not occur until one or more trading days after such vesting date and it may take several days to sell sufficient shares to cover all withholding taxes on the shares. The trading price of our common stock may decline during that period. You may therefore have to sell shares at a lower price to cover taxes based on a higher price. This would increase the number of shares that you would need to sell in order to cover the withholding taxes on your shares. If you elect to participate in the block trades to cover the withholding tax on your shares, you will bear the full risk of changes in the trading price of our stock during this period, including the risk of developments affecting i2, the technology industry or the stock market as a whole. We and Smith Barney will attempt to estimate the correct number of shares to sell to cover withholding taxes based on the price of our common stock. But it is possible that the proceeds from the sale will be either too much or too little to pay the withholding taxes. If there are excess proceeds, Smith Barney will deposit the excess into your account. If there are insufficient proceeds to cover the withholding taxes on your shares, then we reserve the right to deduct the necessary amount from your next paycheck unless you deliver to us a check for the balance of the taxes due. In the event there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding tax obligations.

Depending on your personal tax situation, you may owe taxes on the shares above and beyond the amount of withholding tax that you cover by means of the block trades or by check. If you fail to pay the proper amount of taxes or if you fail to pay on time, you may be subject to tax penalties and interest, which will be your responsibility to pay.

If you participate in the block trades to cover the withholding tax obligations on your shares or if you otherwise plan to sell any of your shares, you should be aware of the “wash sale” provisions of Section 1091 of the Internal Revenue Code. Under those provisions, a loss from the sale of stock is not deductible for income tax purposes if the taxpayer acquires other shares of the same stock within 30 days before or after the sale. If this loss of tax deductibility occurs, the tax rules provide for an adjustment in the tax basis of your other acquired stock to reflect the amount of the non-deductible loss. An acquisition of shares of our common stock under our ESPP or pursuant to the exercise of any outstanding i2 option will constitute an acquisition of other shares of the same stock for purposes of the wash sale provisions.

Effect on Incentive Stock Options Not Tendered. If you hold stock options which are incentive stock options under the U.S. federal tax laws, we do not believe that the Offer will affect the tax status of those incentive stock options if you decide not to accept the Offer.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

If you choose not to tender your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not tender and to the subsequent sale of the common stock purchased under those options.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any tendered options by giving oral or written notice of such extension to option holders and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered for the tendered options or return those options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the number of restricted stock units offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. If we decide to extend the Offer, we will notify all eligible employees via email and by posting the extension on the front page of the intranet site located at cww.i2.com or by such other means reasonably designed to inform eligible employees. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Offer to Exchange.

17. ADDITIONAL INFORMATION.

In connection with the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2005;

2.	our preliminary proxy statement for our 2006 annual meeting of stockholders filed with the SEC on March 23, 2006;

3.	our preliminary communication on Schedule TO-C filed with the SEC on December 19, 2005;

4.	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on March 20, 1996, including any amendments or reports we file for the purpose of updating that description; and

5.	the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on January 22, 2002, including any amendments or reports we file for the purpose of updating that description.

In addition, any documents that we file with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than any portions of any such filing that is “furnished” under the SEC rules), after the date of this Offer to Exchange and prior to the Expiration Date or termination of this Offer, shall be deemed incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing such documents.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available on the SEC’s website at http://www.sec.gov. Also, our SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

i2 Technologies, Inc.

Attention: Investor Relations Department

One i2 Place

11701 Luna Road

Dallas, Texas 75234

or by contacting Beth Elkin at (469) 357-1000 or beth_elkin@i2.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about i2 should be read together with the information contained in the documents to which we have referred you.

18. FORWARD LOOKING STATEMENTS.

This Offer to Exchange, our SEC reports referred to above and the documents incorporated by reference into the document include “forward-looking statements.” When used in this Offer to Exchange, words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Our Annual Report on Form 10-K for the year ended December 31, 2005, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We strongly recommend that you review these filings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

i2 Technologies, Inc.	April 26, 2006

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

i2 TECHNOLOGIES, INC.

The directors and executive officers of i2 Technologies, Inc. and their positions and offices as of December 31, 2005.

NAME	POSITION AND OFFICES HELD

Sanjiv S. Sidhu	Founder and Chairman of the Board

Michael J. McGrath	Chief Executive Officer and President

Michael J. Berry	Executive Vice President and Chief Financial Officer

Pallab K. Chatterjee	Executive Vice President, Solutions Operations and Chief Delivery Officer

Hiten D. Varia	Executive Vice President, Greater Asia – Pacific Region and Chief Customer Officer

Barbara Stinnett	Executive Vice President, Customer Operations and Chief Customer Offer

M. Miriam Wardak	Sr. Vice President, Human Resources

Robert Donohoo	Senior Vice President, Secretary and General Counsel

Richard L. Clemmer	Director

Stephen P. Bradley	Director

Harvey B. Cash	Director

Lloyd G. Waterhouse	Director

Robert L. Crandall	Director

Jackson L. Wilson, Jr.	Director

The address of each director and executive officer is c/o i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234.

1

SCHEDULE II

SHARES BENEFICIALLY OWNED BY OUR DIRECTORS AND EXECUTIVE OFFICERS AS OF

APRIL 18, 2006

Beneficial Owner	Number of shares beneficially owned
Sanjiv S. Sidhu	5,508,900[1]

Michael J. McGrath	582,006[2]

Michael J. Berry	2,250[3]

Pallab K. Chatterjee	174,989[4]

Hiten D. Varia	178,265[5]

Barbara Stinnett	1,300[6]

Robert Donohoo	46,966[7]

M. Miriam Wardak	15,530[8]

Richard L. Clemmer*	7,269[9]

Stephen P. Bradley*	8,876[10]

Harvey B. Cash*	11,379[11]

Lloyd G. Waterhouse*	23,376[12]

Robert L. Crandall*	23,139[13]

Jackson L. Wilson, Jr.*	11,376[14]

All current directors and executive officers as a group (14 persons)	1,086,721[15]

*	Not eligible to participate in the Offer to Exchange.

[1]	Includes 822,715 shares held by Sidhu-Singh Family Investments, Ltd., of which Mr. Sidhu is a general partner, and 1,200 shares held by the Sidhu-Singh Family foundation, of which Mr. Sidhu is a trustee.

[2]	Includes 522,006 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006

[3]	Includes 1,250 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[4]	Includes 160,845 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[5]	Includes 156,315 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[6]	Includes 1,300 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[7]	Includes 39,936 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[8]	Includes 15,162 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[9]	Includes 6,809 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[10]	Includes 1,376 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[11]	Includes 11,379 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[12]	Includes 1,376 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[13]	Includes 13,139 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[14]	Includes 1,376 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.

[15]	Includes 932,269 shares subject to options currently exercisable or exercisable within 60 days following April 18, 2006.